Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Janus International Group, Inc.

Temple, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2022, except for the effects of the recapitalization described in Note 1 on the year ended December 28, 2019, as to which the date is June 10, 2022, relating to the consolidated financial statements of Janus International Group, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

Atlanta, Georgia

June 10, 2022